EXHIBIT 23.2

CONSENT OF INDEPENDENT ENGINEERS

We refer to our report of February 6, 2008, Appraisal Report as of December 31, 2007 on Certain Properties owned by TransGlobe Energy Corporation (the “Company”) in Canada, Egypt and Yemen (the “Report”).

We hereby consent to references to our name in the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. We also confirm that we have read the Company’s Annual Information Form for the fiscal year ended December 31, 2007 dated March 24, 2008 and that we have no reason to believe that there are any misrepresentations in the information contained in it that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

DeGolyer and MacNaughton Canada Limited

/s/ Colin Outtrim
Name       Colin P. Outtrim
Title:        Senior Vice President

Calgary, Alberta, Canada
March 24, 2008